Exhibit 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

4 October 2006

Shire plc ("Shire")

Purchase of Shares by Employee Benefit Trust

Shire has been notified that on 3 October 2006 the Shire plc Employee Benefit Trust (the “Trust”) purchased 70,000 Ordinary Shares of Shire plc (“Shares”) at an average price of £864.09 pence per Share.

This purchase was made pursuant to the Trustee’s irrevocable, non-discretionary programme to purchase Shares and ADR’s during the period commencing 02 October 2006 and ending on 23 February 2007.

All of the employees of Shire plc and its subsidiaries, including the Executive Directors and persons exercising managerial responsibility, are potential beneficiaries of the Trust. The Executive Directors and persons exercising managerial responsibility over Shire are therefore deemed to have an interest in the Shares held by the Trust.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

Registered in England 2883758 Registered Office as above

For further information on Shire, please visit the Company’s website: www.shire.com.